Exhibit 99.1

Press Release

Novavax Continues to Deliver on Sanofi Partnership, Completing Nuvaxovid® EU Marketing Authorization Transfer and Triggering $25 Million Milestone Payment

GAITHERSBURG, Md., October 7, 2025 – Novavax, Inc. (Nasdaq: NVAX) has completed the transfer of the marketing authorization for its COVID-19 vaccine, Nuvaxovid® to Sanofi, in the European Union (EU) enabling Sanofi to take full responsibility for commercial and regulatory activities in the EU. The transfer triggered a milestone payment of $25 million to Novavax and further progresses the collaboration and license agreement (CLA) between both companies.

"Novavax continues to steadily advance our corporate growth strategy while delivering on our partnership agreement,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “The successful transfer of our EU marketing authorization to Sanofi is yet another step forward in ensuring global access to our protein-based, non-mRNA COVID-19 vaccine.”

Novavax is eligible to receive additional future milestones and royalties under the CLA related to Nuvaxovid, combination products developed by Sanofi using Nuvaxovid and new vaccines created by Sanofi utilizing Novavax’s Matrix-M® adjuvant.

For Nuvaxovid, Novavax is eligible to receive an additional $25 million milestone for the marketing authorization transfer in the U.S. and a $75 million milestone payment upon the completion of the technology transfer of the Company’s manufacturing process for the COVID-19 vaccine to Sanofi. For combination products developed by Sanofi which include Novavax’s COVID-19 vaccine (and Matrix-M), Novavax is eligible to receive up to an additional $350 million in future milestones. Novavax is eligible for ongoing tiered royalties from sales of both stand-alone COVID-19 and any Sanofi combination products. Further, Novavax is eligible to receive up to $200 million for the first four products created by Sanofi utilizing its Matrix-M adjuvant, and up to $210 million in milestone payments for each product including Matrix-M thereafter, plus ongoing royalties for all Sanofi products utilizing Matrix-M.

VACCINE AUTHORIZATION (U.S.)

Nuvaxovid is a vaccine indicated for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 65 years of age and older, or 12 years through 64 years of age with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.

IMPORTANT SAFETY INFORMATION

Contraindications

•	Do not administer Nuvaxovid to individuals with a known history of severe allergic reaction (e.g., anaphylaxis) to any component of Nuvaxovid or to individuals who had a severe allergic reaction (e.g., anaphylaxis) following a previous dose of Novavax COVID-19 Vaccine, Adjuvanted.

Warnings and Precautions

•	Management of Acute Allergic Reactions: Appropriate medical treatment must be immediately available to manage potential anaphylactic reactions following administration of Nuvaxovid.

•	Myocarditis and Pericarditis: Clinical trials data provide evidence for increased risks of myocarditis and pericarditis following administration of Nuvaxovid. There have been post-marketing reports of myocarditis and pericarditis following administration of Nuvaxovid. The Centers for Disease Control and Prevention has published considerations related to myocarditis and pericarditis after vaccination, including for vaccination of individuals with a history of myocarditis or pericarditis(https://www.cdc.gov/vaccines/covid-19/clinical-considerations/myocarditis.html).

•	Syncope (fainting): Syncope (fainting) may occur in association with administration of injectable vaccines, including Nuvaxovid. Procedures should be in place to avoid injury from fainting.

•	Altered Immunocompetence: Immunocompromised persons, including individuals receiving immunosuppressive therapy, may have a diminished immune response to Nuvaxovid.

•	Limitations of Vaccine Effectiveness: Nuvaxovid may not protect all vaccine recipients.

Adverse Reactions

The most commonly reported (>10%) solicited adverse reactions were injection site tenderness, injection site pain, injection site redness, headache, muscle pain, fatigue, malaise, joint pain, fever and nausea/vomiting.

To report suspected adverse reactions, contact Novavax, Inc. at 1-844-668-2829 or the Vaccine Adverse Event Reporting System (VAERS) at 1-800-822-7967 or https://vaers.hhs.gov.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) tackles some of the world's most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M adjuvant. The Company's growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via research and development innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, the possible achievement of additional milestones or receipt of milestone payments or royalties under the CLA, future marketing initiatives and the potential development and commercialization of Sanofi combination products, and efforts to pursue additional partnerships, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges related to Novavax's partnership with Sanofi and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges or delays in obtaining regulatory authorization for future COVID-19 variant strain changes; challenges or delays in clinical trials; manufacturing, distribution or export delays or challenges; Novavax's exclusive dependence on Serum Institute of India Pvt. Ltd. for co-formulation and filling and the impact of any delays or disruptions in their operations on the delivery of customer orders; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at http://www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Luis Sanay, CFA

240-268-2022

ir@novavax.com

Media

Giovanna Chandler

240-720-7804

media@novavax.com